Exhibit 15.1

June 2, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 2, 2011 on our review of interim financial information of Alto Palermo S.A. for the six month periods ended December 31, 2010 and 2009 is included in its Registration Statement on Form F-1 dated June 2, 2011.

Very truly yours,

PRICE WATERHOUSE & CO. S.R.L.

by	/s/ Norberto Fabian Montero	(Partner)
Norberto Fabian Montero

Buenos Aires, Argentina

Price Waterhouse & Co. S.R.L., Bouchard 557, piso 8°, C1106ABG – Ciudad de Buenos Aires

T: +(54.11) 4850.0000, F: +(54.11) 4850.1800, www.pwc.com/ar

Price Waterhouse & Co. S.R.L. es una firma miembro de la red global de PricewaterhouseCoopers International Limited (PwCIL), Cada una de las firmas es una entidad legal separada que no actúa como mandatarla de PwCIL ni de cualquler otra firma miembro de la red.